Exhibit 23

                 Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-77072) pertaining to the Starter Corporation 401(k) Plan, the Registration Statement (Form S-8 No. 33-77076) pertaining to the Starter Corporation 1993 Stock Option Plan, the Registration Statement (Form S-8 No. 33-80976) pertaining to the Starter Corporation 1994 Stock Option Plan for Non-Employee Directors, and the Registration Statement (Form S-8 No. 33-80978) pertaining to the Starter Corporation Employee Stock Purchase Plan, of our report dated March 31, 1998, with respect to the consolidated financial statements and schedule of Starter Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 1997.

                                              Ernst & Young, LLP.




Hartford, Connecticut
March 31, 1998